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Exhibit 99.1

Evergreen Resources Reports Second Quarter 2004 Results

        DENVER, Aug. 2 /PRNewswire-FirstCall/—As previously reported, the boards of directors of Evergreen Resources, Inc. (NYSE: EVG) and Pioneer Natural Resources Company (NYSE: PXD) approved a strategic merger valued at approximately $2.1 billion, in which Evergreen will become a subsidiary of Pioneer and Evergreen shareholders will receive new shares of Pioneer common stock and cash. Pioneer will continue to be headquartered in Dallas, and will retain Evergreen's Denver offices as its base of operations in the Rockies. Completion of the merger is subject to the approval of the Securities and Exchange Commission as well as the shareholders of both Evergreen and Pioneer. The merger is expected to be completed in early September.

        In other merger-related news, Evergreen announces that it has not received an acceptable offer for the company's interests in the Forest City Basin in eastern Kansas, in which it holds a 100% working interest in 766,000 net acres and 60 well bores. Evergreen's objective has been to sell these interests prior to the completion of the merger. The company is pursuing other alternatives to monetize these interests. In the event that Evergreen is unable to sell the Kansas properties, Pioneer will acquire them pursuant to the terms of the merger agreement, which will amount to approximately $15 million or 35 cents per Evergreen common share.

        Today, Evergreen announced second quarter 2004 earnings of $18.1 million or 39 cents per diluted share as compared to earnings of $18.4 million or 46 cents per diluted share in the second quarter of 2003. Oil and natural gas revenues in 2004's second quarter totaled $66.3 million, up 25% over $53.0 million in the second quarter of 2003. The increase in oil and natural gas revenues over the second quarter of 2003 was due to increases in natural gas production in the Raton Basin and oil and gas production from the Piceance, Uintah and Western Canada Sedimentary Basins, in which interests were acquired in October 2003.

        On an equivalent units-of-production basis, Evergreen produced 150.8 million cubic feet equivalent (MMcfe) per day in the second quarter of 2004, or a total of 13.7 billion cubic feet equivalent (Bcfe), up 23% from a daily average of 122.8 MMcfe or a total of 11.2 Bcfe in the corresponding 2003 period. Total second quarter production was comprised of 13.5 billion cubic feet (Bcf) of natural gas and 29,507 barrels of crude oil and natural gas liquids.

        As of June 30, 2004, Evergreen had 1,316 net producing wells, 1,055 of which were in the Raton Basin. At the end of last year's second quarter, the company had 909 net producing wells, all of which were in the Raton Basin. Evergreen drilled 59 Raton Basin wells in the second quarter of 2004. Also during the second quarter, the company drilled 10 exploratory wells on its coal bed methane (CBM) acreage in the Forest City Basin of eastern Kansas; five wells in the Piceance Basin of western Colorado; and eight wells in the south-central Alberta portion of the Western Canada Sedimentary Basin.

        Evergreen's average natural gas sales price in 2004's second quarter was $4.83 per thousand cubic feet (Mcf), a 2% increase over the company's $4.74-per-Mcf average in the second quarter of 2003. Including the effects of hedging, the company received an average price of $4.74 per Mcf for its Raton Basin gas production, $5.23 per Mcf for its gas production in the Piceance and Uintah Basins, and $5.74 per Mcf for its Canadian gas production.

        Evergreen realized an average price of $30.99 per barrel for its crude oil and liquids production in the Piceance and Uintah Basins and received an average realized price of $31.53 per barrel for the company's crude oil and liquids production in Canada.

        Lease operating expenses on a per-Mcfe basis in the second quarter of 2004 increased 13% over the prior-year period to 53 cents per Mcfe from 47 cents per Mcfe. The increase was due to higher costs from the Piceance, Uintah and Canadian properties. The Raton Basin lease operating costs were 44 cents per Mcfe in the second quarter of 2004 as compared to 47 cents per Mcfe in last year's second quarter.

        Depreciation, depletion and amortization expense in the second quarter increased 47% to 81 cents per Mcfe from 55 cents per Mcfe in the corresponding 2003 period. The increase is primarily due to the acquisition of the oil and gas properties in the Piceance, Uintah and Western Canada Sedimentary Basins in the fourth quarter of 2003.

        General and administrative expenses totaled $5.7 million in the second quarter of 2004 as compared to $3.3 million in 2003's second quarter. The increase was due to additional personnel and related salaries and payroll costs, costs associated with compliance with Section 404 of the Sarbanes Oxley Act of 2002, legal fees and other professional services, office expense and technology costs, and costs associated with the company's Canadian office.

        Evergreen's interest expense in the second quarter of 2004 totaled $3.7 million as compared to $2.1 million in the same period of 2003. The increase was due to higher debt outstanding in 2004 and an increase in the weighted average interest rate due to the issuance of 5.875% fixed-rate debt used to repay lower adjustable-rate debt. On a per-unit-of-production basis, interest expense increased to 27 cents per Mcfe from 19 cents per Mcfe in 2003's second quarter. At June 30, 2004, long-term debt totaled approximately $298 million as compared to $230 million as of June 30, 2003.

        Capital expenditures in the second quarter of 2004 were $60.2 million. These capital costs included $39.4 million for operations in the Raton Basin, including $17.0 million for drilling and completion operations, $8.6 million for gas collection facilities and compression, $6.0 million for equipment and $7.7 million of other costs primarily related to recompletions and remedial costs. Approximately $6.0 million was used for domestic exploration projects in Kansas and Alaska, $7.5 million was invested in operations in Canada, and $6.3 million was directed to operations in the Piceance and Uintah Basins.

Hedging Position

Remaining Contract Period	Market	Volume in Mcf/day	Weighted Average $/Mcf
July 04-Oct 04	Midcontinent	65,000	4.86
July 04-Dec 04	Midcontinent	50,000	4.20
July 04-Dec 04	Northwest Pipeline—Rockies	3,000	4.33
July 04-Dec 04	AECO—Canada	4,739	4.63
Oct 04	Midcontinent	10,000	5.79
Nov 04-Dec 04	Midcontinent	50,000	5.88
Jan 05-Dec 05	Midcontinent	100,000	5.14

Operations Update

Raton Basin

        Since the first of the year, Evergreen has drilled 107 CBM and tight gas sand wells in the Raton Basin and currently has 49 wells awaiting completion operations or pipeline hookup. Second quarter production from the Raton Basin averaged 132.6 MMcf of gas per day. Currently, a total of 1,118 gross CBM and tight gas sand wells are currently producing at a daily rate of approximately 137 MMcf of gas from the Basin.

Piceance and Uintah Basins

        On Evergreen's properties in the Piceance and Uintah Basins in western Colorado and eastern Utah, respectively, the company produced at a daily net rate of 6.7 MMcfe from 140 net wells in the second quarter. This average daily rate represented a sequential quarterly increase of 13%. The company holds a total of 225,000 net acres in the Piceance and Uintah Basins.

Canada

        Evergreen's net production in south-central Alberta, Canada averaged 11.5 MMcfe per day from 95 net wells. This average daily rate represented a sequential quarterly increase of 26%. Evergreen holds a total of approximately 105,000 net acres in Alberta, Canada.

Alaska

        Evergreen completed its 2004 drilling program in Alaska with the drilling of its fifth stratigraphic core hole in the Cook Inlet-Susitna Basin near Anchorage. Results of these core holes are being evaluated.

        Evergreen Resources is an independent energy company engaged primarily in the operation, development, production, exploration and acquisition of North American unconventional natural gas properties. Evergreen is one of the leading developers of coal bed methane reserves in the United States. Evergreen's current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado. The Company is also expanding its conventional and unconventional projects in the Piceance Basin in western Colorado, the Uintah Basin in eastern Utah, and in the Western Canada Sedimentary Basin in south-central Alberta. Evergreen has also initiated coal bed methane projects in the Cook Inlet-Susitna Basin in Alaska and the Forest City Basin in eastern Kansas.

        This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding, among other things, the company's growth strategies; anticipated trends in the company's business and its future results of operations; market conditions in the oil and gas industry; the ability of the company to make and integrate acquisitions; and the impact of government regulations. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from those implied by these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas collection, an increase in the cost of production and operations, an inability to meet projections, and/or changes in general economic conditions. In light of these and other risks and uncertainties of which the company may be unaware or which the company currently deems immaterial, there can be no assurance that actual results will be as projected in the forward-looking statements. These and other risks and uncertainties are described in more detail in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Evergreen Resources, Inc.—Financial Highlights
Consolidated Statements of Operations (unaudited)
(in 000's except per-share and per Mcfe amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Oil and gas revenues	$66,297	$53,010	$130,196	$101,986
Interest and other	255	278	496	423
Total revenues	66,552	53,288	130,692	102,409
Expenses:
Lease operating expenses	7,332	5,292	14,579	10,008
Transportation costs	3,459	3,556	7,322	6,922
Production and property taxes	3,142	2,972	6,192	5,952
Depreciation, depletion and amortization	11,136	6,187	21,040	11,716
General and administrative expenses	5,742	3,269	10,269	5,876
Interest expense	3,691	2,074	6,041	4,274
Minority interest in subsidiaries	599	469	1,189	482
Merger costs	2,649	—	2,649	—
Impairment of unproved properties	—	410	—	1,227
Other expense (income)	423	56	771	(850)
Total expenses	38,173	24,285	70,052	45,607
Income before income taxes and cumulative effect of change in accounting principle	28,379	29,003	60,640	56,802
Income tax provision:
Current	369	—	937	—
Deferred	9,935	10,586	21,215	20,733
Total income tax provision	10,304	10,586	22,152	20,733
Income before change in accounting principle	18,075	18,417	38,488	36,069
Cumulative effect of change in accounting principle, net of tax	—	—	—	(713)
Net income	$18,075	$18,417	$38,488	$35,356
Basic income per common share:
Earnings before cumulative effect of change in accounting principle	$0.42	$0.48	$0.89	$0.94
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.02)
Net income	$0.42	$0.48	$0.89	$0.92
Diluted income per common share:
Earnings before cumulative effect of change in accounting principle	$0.39	$0.46	$0.82	$0.91
Cumulative effect of change in accounting principle, net of tax	—	—	—	$(0.02)
Net Income	$0.39	$0.46	$0.82	$0.89
Weighted common shares outstanding:
Basic	43,122	38,750	43,074	38,438
Diluted	48,767	40,040	48,622	39,761
Total net sales (MMcfe)	13,721	11,174	26,802	21,689
Average net daily sales (MMcfe/d)	150.8	122.8	147.3	119.8
Rate per Mcfe:
Average oil and gas price	$4.83	$4.74	$4.86	$4.70
Lease operating expenses	$0.53	$0.47	$0.54	$0.46
Transportation costs	$0.25	$0.32	$0.27	$0.32
Production and property taxes	$0.23	$0.27	$0.23	$0.27
Depreciation, depletion and amortization	$0.81	$0.55	$0.79	$0.54
General and administrative expenses	$0.42	$0.29	$0.38	$0.27
Interest expense	$0.27	$0.19	$0.23	$0.20
Minority interest	$0.04	$0.04	$0.04	$0.02
Merger costs	$0.19	$—	$0.10	$—
Other expenses	$0.03	$0.04	$0.03	$0.02

Evergreen Resources, Inc.—Financial Highlights—Continued
Condensed Consolidated Balance Sheets
(in 000's)

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current:
Cash and cash equivalents	$28,700	$3,820
Accounts receivable	35,329	25,708
Other current assets	1,499	2,817
	65,528	32,345
Net property and equipment	945,713	862,638
Other assets	17,012	10,103
Total assets	$1,028,253	$905,086
LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
Derivative liability	$32,941	$17,821
Other current liabilities	56,766	38,875
Total current liabilities	89,707	56,696
Production and property taxes payable	2,771	6,221
Derivative liability	4,102	—
Asset retirement obligation	14,370	12,876
Revolving credit facilities	—	149,373
Senior convertible debentures	100,000	100,000
Senior subordinated notes, net of discount	198,474	—
Deferred income tax liability	100,701	92,355
Total liabilities	510,125	417,521
Minority interest in subsidiaries	5,607	4,637
Stockholders' equity:
Common stock	216	215
Additional paid-in capital	374,973	370,352
Retained earnings	161,587	123,099
Accumulated other comprehensive loss	(24,255)	(10,738)
Total stockholders' equity	512,521	482,928
	$1,028,253	$905,086

Evergreen Resources, Inc.—Financial Highlights—Continued
Condensed Consolidated Statements of Cash Flows (unaudited)
(in 000's)

	Six Months Ended June 30,
	2004	2003
Operating activities:
Net income	$38,488	$35,356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,040	11,716
Deferred income taxes	21,215	20,733
Other	3,083	2,020
Changes in operating assets and liabilities	(6,594)	(10,248)
Net cash provided by operating activities	77,232	59,577
Investing activities:
Investment in property and equipment	(98,182)	(58,493)
Other	925	1,943
Net cash used by investing activities	(97,257)	(56,550)
Financing activities:
Proceeds from senior subordinated notes, net of discount	198,426	—
Net payments on notes payable	(149,373)	(6,000)
Proceeds from sale of common stock, net	2,128	3,177
Debt issue costs	(5,265)	—
Other	(1,011)	3,571
Net cash provided by financing activities	44,905	748
Increase in cash and cash equivalents	24,880	3,775
Cash and cash equivalents, beginning of period	3,820	871
Cash and cash equivalents, end of period	$28,700	$4,646

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  Exhibit 99.1